Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 23, 2010, relating to the financial statements of L.W. Matteson, Inc. as of and for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A of Great Lakes Dredge & Dock Corporation filed March 16, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ CPA Associates PC

Burlington, Iowa

July 21, 2011